Exhibit 21.1

                         Subsidiaries of the Registrant

Name of Subsidiary                                        State of Incorporation
------------------                                        ----------------------

Impac Warehouse Lending Group, Inc.                       California

Impac Funding Corporation                                 California
100% of the non-voting preferred stock is owned by Impac Mortgage Holdings, Inc. Impac Funding Corporation owns 100% of the Common Stock of Impac Secured Assets
Corporation, a California corporation, and Novelle
Financial Services, Inc., a Delaware corporation. Impac
Funding Corporation does business in various states under the following names: Impac Lending Group, Impac
Home Loans, and Novelle Financial Services.

IMH Assets Corp.                                          California

Impac Multifamily Capital Corporation                     California